InnerWorkings Announces Third Quarter 2010 Results

21% Year-Over-Year Revenue Growth; Five New Enterprise Agreements

CHICAGO, November 4, 2010  -- InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions, today reported results for the three months ended September 30, 2010.

Quarterly Highlights:

•
Revenue generated during the third quarter was $119.1 million, an increase of 21.3% compared with revenue of $98.2 million in the third quarter of 2009 and 14.6% compared to adjusted revenue for the third quarter of 2009. Please refer to the non-GAAP reconciliation table below for more information.

•
Earnings per share for the third quarter were $0.05 per diluted share vs. $0.04 per diluted share in the third quarter of 2009. The 2010 figure includes $0.01 per diluted share from the sale of Echo Global Logistics stock in the third quarter.

•	Revenue from new accounts was $11.8 million in the third quarter of 2010 and $46.3 million year-to-date.

•
Adjusted EBITDA increased 28.6% to $6.3 million in the third quarter of 2010 from $4.9 million in the third quarter of 2009. Please refer to the non-GAAP reconciliation table below for more information.

“We have experienced steady business acceleration in 2010 as a result of important new client wins and a recovery in our end markets,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “The Company has continued to demonstrate the value of efficiently managing print spends in this cost conscious environment. As the adoption of outsourced print management accelerates, InnerWorkings is well positioned to deliver profitable revenue growth and to establish itself as the dominant global provider in the space.”

Additional third quarter 2010 financial and operational highlights include the following:

•	For the third quarter of 2010, 72% of the Company's revenue was generated from sales to enterprise clients, with the remaining 28% derived from transactional clients.

•	As of September 30, 2010, the Company had an outstanding balance of $49.4 million on its bank credit facility and had cash and short-term investments of $11.1 million.

•	Five new enterprise contracts were signed during the quarter, with Realogy/Century 21, Arthur J. Gallagher, National Grid, Merial and Maui Jim.

“Marketplace recognition of the value of our business model continues to increase,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. “We will continue managing expenses prudently while seeking to optimize our resources and deliver a strong return on invested capital."

Outlook

The Company is narrowing and raising its 2010 revenue guidance to $465 million to $475 million from $440 million to $470 million. As communicated in the second quarter earnings announcement, 2010 earnings per share are expected at the lower end of $0.24 to $0.29 range due to strategic investments in growth initiatives.

Conference Call

A conference call will be broadcast live on Thursday, November 4, 2010, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

Interested parties are invited to listen to the live webcast by visiting the Investor "Events & Presentations" section of InnerWorkings' website at investor.inwk.com/events.cfm. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (Nasdaq: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company also owns and operates the online printing site, Inkchaser (www.inkchaser.com). InnerWorkings is based in Chicago with 23 offices in the United States and the United Kingdom (www.inwk.com).

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the Securities and Exchange Commission: adjusted EBITDA and adjusted revenue. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see "Reconciliation of Adjusted EBITDA" and “Reconciliation of Adjusted Revenue” included in this press release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

(inwk-e)

SOURCE: InnerWorkings, Inc.

InnerWorkings, Inc.
Joe Busky
312-784-2603
jbusky@inwk.com

Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenue	$98,206,204	$119,130,589	$292,581,147	$351,814,421
Cost of goods sold	73,304,494	90,621,581	219,929,771	267,333,271
Gross profit	24,901,710	28,509,008	72,651,376	84,481,150
Operating expenses:
Selling, general, and administrative expenses	20,034,045	23,089,731	60,678,251	67,266,789
Depreciation and amortization	2,041,801	2,259,201	5,756,247	6,592,045
Income from operations	2,825,864	3,160,076	6,216,878	10,622,316
Total other income (expense)	(119,108)	484,065	(88,714)	1,225,724
Income before taxes	2,706,756	3,644,141	6,128,164	11,848,040
Income tax expense	977,181	1,279,056	2,002,902	4,172,707
Net income	$1,729,575	$2,365,085	$4,125,262	$7,675,333

Basic earnings per share	$0.04	$0.05	$0.09	$0.17
Diluted earnings per share	$0.04	$0.05	$0.09	$0.16

Weighted average shares outstanding, basic	45,580,606	45,677,807	45,504,137	45,663,658
Weighted average shares outstanding, diluted	47,175,594	47,637,992	47,122,499	47,532,976

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2009	2010
		(Unaudited)
Cash and cash equivalents	$2,903,906	$5,543,845
Short-term investments	23,541,199	5,557,185
Accounts receivable, net of allowance for doubtful accounts	72,565,814	90,357,336
Unbilled revenue	20,189,900	25,175,058
Inventories	8,749,266	13,445,081
Prepaid expenses	11,399,560	10,124,302
Other current assets	7,391,905	8,073,869
Total long-term assets	120,416,506	133,731,360
Total assets	$267,158,056	$292,008,036

Accounts payable-trade	$53,915,750	$66,943,671
Other current liabilities	16,717,920	16,157,875
Revolving credit facility	46,384,586	49,400,000
Other long-term liabilities	3,089,784	3,815,342
Total stockholders' equity	147,050,016	155,691,148
Total liabilities and stockholders' equity	$267,158,056	$292,008,036

Cash Flow Data
(Unaudited)

	Nine Months Ended September 30,
	2009	2010
	(Unaudited)
Net cash provided by operating activities	$10,082,930	$2,074,660
Net cash provided by (used in) investing activities	(12,601,332)	1,382,154
Net cash used in financing activities	(61,832)	(836,621)
Effect of exchange rate changes on cash and cash equivalents	(82,876)	19,746
Increase (decrease) in cash and cash equivalents	(2,663,110)	2,639,939
Cash and cash equivalents, beginning of period	4,011,855	2,903,906
Cash and cash equivalents, end of period	$1,348,745	$5,543,845

Reconciliation of Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010

Operating Income	$2,825,864	$3,160,076	$6,216,878	$10,622,316
Depreciation and amortization	2,041,801	2,259,201	5,756,247	6,592,045
Stock based compensation	4,988	872,171	1,940,586	2,269,540
Adjusted EBITDA	$4,872,653	$6,291,448	$13,913,711	$19,483,901

Reconciliation of Adjusted Revenue
(unaudited) (in millions)

	Three months ended September 30,
	Reported 2009	One-time Adjustment	Adjusted 2009
Revenue	$98.2	$5.7	$103.9